FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 12, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Production Started at Lisewo Gas Facility

Salt Lake City, December 12, 2013 – FX Energy, Inc. (NASDAQ: FXEN), reported that the Lisewo gas facility in Poland is now producing gas.  Gas produced at the Lisewo-1 well is the first to be processed from the new facility.  The Lisewo-1 well initial rate is approximately 5 million cubic feet per day gross.

The new facility will also service two other discoveries, the Komorze-3 well discovered last year, and the Lisewo-2 well which was successfully completed for production last week.  Lisewo-2 is currently undergoing a production test.  Komorze-3 is expected to start production in the first quarter of 2014; Lisewo-2 is expected to be producing in the second half of 2014.  All three of these wells are located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

Szymanowice-1 well.  Casing has been set and cemented through the Zechstein and coring operations have just started at the Szymanowice-1 well.  The target of the Szymanowice-1 well is a Rotliegend structure identified on 3D seismic, located approximately 2 kilometers southeast of the Lisewo field.  The Szymanowice-1 well is located in the Fences concession where PGNiG is the operator and owns 51% of the working interest; FX Energy owns 49%.

Tuchola-4K Appraisal well.  The Company has selected a drillsite and is building the location prior to rigging up at the Tuchola-4K well.  The Tuchola-4K is an offset location to the Tuchola-3K discovery, drilled earlier this year.  The Company plans to drill and test the Tuchola-4K well during the first half of 2014.  Approximately 110 square kilometers of high definition 3D seismic has been acquired and interpreted in this area.  This is part of a total 220 square kilometer seismic program to identify additional targets in the Edge concessions.  The Edge concessions, where the Tuchola wells are located, are 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.